Sound Shore Management, Inc. — Compliance Manual

Sound Shore Management, Inc. — Compliance Manual

SOUND SHORE MANAGEMENT, INC.

Code of Ethics

Purposes

This Code of Ethics has been adopted by the board of directors of Sound Shore Management, Inc. (the “Adviser”) in accordance with Rule 17j-1(c)(1) under the Investment Company Act of 1940 (the “Act”), Section 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 204A-1 under the Advisers Act and Section 17(e)(1) of the Act. This Code applies to the Adviser with respect to purchases and sales on behalf of any client of the Adviser, including any investment company for which the Adviser may serve as an investment adviser or sub-adviser (the “Client” or the “Clients”). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by certain associated persons of such companies, including their investment advisers. Similarly, Section 206 of the Advisers Act also proscribes fraudulent and manipulative practices by investment advisers with respect to their clients. Rule 204A-1 of the Advisers Act requires investment advisers registered with the Securities and Exchange Commission (the “SEC”) to establish, maintain and enforce a written code of ethics containing certain minimum requirements, such as a standard of business conduct required of employees and officers of the adviser. The purpose of this Code of Ethics is to provide regulations for the Adviser consistent with Rule 17j-1 of the Act, Section 206 of the Advisers Act and Rule 204A-1 under the Advisers Act, Section 17(e)(1) of the Act, and the general prohibitions set forth thereunder.

General Standards of Business Conduct

In addition to the more specific duties and standards detailed below, the Adviser conducts its business in accordance with the highest legal and moral standards. The Adviser has built its reputation on client trust and confidence in its ability and integrity. As a fiduciary, the Adviser places its clients’ interests ahead of those of its directors, officers and employees. Meeting this commitment is the responsibility of each and every one of us. Therefore, as fiduciaries, each of us is likewise expected to place client interests ahead of personal interests. We may not take inappropriate advantage of our respective positions. We must conduct our own personal securities transactions in a manner consistent with this Code of Ethics to avoid both actual and potential conflicts of interest, the appearance of impropriety, or any abuse of the position of trust and respect occupied by reason of representing the Adviser. We must conduct our activities on behalf of clients in a manner that displays honesty, integrity and professionalism. We are required to conduct all of our activities in accordance with applicable federal securities laws9, as well as the provisions of this Code of Ethics.

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Definitions

“Access Person” means any director, officer or employee of the Adviser.

“Advised Investment Vehicle” means any investment vehicle advised by the Adviser, including, without limitation, registered investment companies, Section 3(c)(1) and 3(c)(7) funds and separate accounts.

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder (see Appendix A).

“Compliance Officer” shall mean the designated officer of the Adviser, or, in the case of the Compliance Officer’s unavailability or involvement in the proposed transaction, any other officer of the Adviser not involved in the proposed transaction.

“Control” has the same meaning as in Section 2(a)(9) of the Act.

“Covered Security” shall mean a security as defined in Section 2(a)(36) of the Act,10 except that it shall not include securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements, and shares issued by registered open-end investment companies.

[9]	As used herein, the term “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Act, the Advisers Act, Title V of the Gramm-Leech-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Department of the Treasury, as well as the Dodd-Frank Act.

[10]	As defined in Section 2(a)(36) of the Act, "security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
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“Covered Securities” include, among other things, any option to purchase or sell, and any security convertible into, a Covered Security. For greater clarity, and to ease administration of this Code of Ethics, shares of any exchange traded fund (“ETF”) (regardless of its form of organization, investment adviser or sub-adviser or principal underwriter) shall be considered to be Covered Securities for all purposes under this Code of Ethics.

“Fund Shares” means the shares of an open-end management investment company registered under the Act, other than a ‘money market’ fund designed to have a constant NAV.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

Insider Trading

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material non-public information by such investment adviser or any associated person.

See Insider Trading Policies and Procedures attached as Exhibit J to the SSM Compliance Manual

Prohibited Purchases and Sales

No Access Person shall, directly or indirectly, purchase or sell any Covered Security which is eligible for purchase by any client of the Adviser, until such Access Person has obtained the prior written approval of the Compliance Officer or his designee. The determination of securities eligible for purchase by any client of the Adviser will be made by the Compliance Officer and communicated to all Access Persons. Approval to purchase or sell a security which is eligible for purchase by any client of the Adviser may be granted upon the determination by the Compliance Officer or his designee that, the proposed transaction will not negatively impact the Adviser’s clients or permit an Access Person to front run proposed transactions by the Adviser’s clients.

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Without obtaining prior written approval of the Compliance Officer, no Access Person, shall directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

The prohibitions of subsections 5(a) and (b) of this Code shall not apply to:

Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control.

Purchases or sales which are non-volitional on the part of either the Access Person or any Advised Investment Vehicle.

Purchases effected through a systematic investment plan involving the automatic investment of a predetermined amount on predetermined dates, provided the Compliance Officer has been previously advised of such plan, and purchases which are part of an automatic-dividend reinvestment plan.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Late Trading & Market Timing; Pre-clearance of Transactions in Fund Shares

No Access Person may engage in ‘late trading’ involving Fund Shares for any account in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, or authorize or facilitate ‘late trading’ in shares of the Funds for the account of a third party. ‘Late trading’ with respect to Fund Shares refers to the placing of an order to buy or sell Fund Shares after the time that the NAV for Fund Shares is calculated with the intention of purchasing the Fund Shares at a price per share reflecting the NAV immediately prior to such NAV calculation. Similarly, ‘late trading’ also refers to the practice of placing a conditional trade prior to the time that the NAV for Fund Shares is calculated with the option of withdrawing or confirming the trade after the NAV for Fund Shares is actually calculated.

No Access Person may engage in a transaction in Fund Shares involving ‘market timing.’ Generally, ‘market timing’ refers to the practice of engaging in rapid and/or excessive purchases and redemptions of Fund Shares. With respect to Fund Shares of investment companies advised by the Adviser, ‘market timing’ refers to the redemption of Fund Shares within 60 days of purchase, or any other trading practices determined in the Compliance Officer’s sole discretion to be ‘excessive.’ With respect to Fund Shares of investment companies not affiliated with the Adviser, whether a trading practice is considered to be ‘market timing’ shall be determined in accordance with the prospectus of such investment company. This prohibition on ‘market timing’ shall not apply to transactions described in subsections (d)(1), (d)(3) and (d)(4) of Section 5 of this Code.

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Reporting11

Each Access Person must file the following reports:

Initial Holdings Report. No later than 10 days after a person becomes an Access Person, such person must file a report with the Compliance Officer which contains the following information: (i) the title, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security and all Fund Shares of investment companies advised by the Adviser in which such person has any direct or indirect beneficial ownership; (ii) the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and (iii) the date the report is submitted to the Compliance Officer. The report must be current within 45 days of the date upon which such person became an Access Person.

Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, every Access Person must file a report with the Compliance Officer with respect to any transaction during the calendar quarter in a Covered Security or Fund Shares of an investment company advised by the Adviser in which the Access Person had any direct or indirect beneficial ownership (the “Quarterly Report”). The Quarterly Report, which may be in the form of the cover page in Appendix B and attached account statements, must contain: (i) the date of each transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security or applicable Fund Shares involved; (ii) the nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition); (iii) the price of the Covered Security or applicable Fund Shares at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date that the report is submitted to the Compliance Officer. With respect to any quarter in which an account was established by an Access Person in which any securities were held for the direct or indirect benefit of the Access Person, such Quarterly Report must also contain the name of the broker, dealer or bank with whom the Access person established the account and the date the account was established.

Annual Holdings Reports. Every Access Person must, by January 30 of each year, file a report with the Compliance Officer which contains the following information (which information must be current as of a date no more than 45 days before the report is submitted): (i) the title, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security or Fund Shares of an investment company advised by the Adviser in which such person has any direct or indirect beneficial ownership as of December 31 of the prior calendar year; (ii) the name of the broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and (iii) the date the report is submitted to the Compliance Officer. The report may be in the form of the cover page in Appendix C and attached account statements.

[11]	Any report required by this Section 6 may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security or Fund Shares to which the report relates.
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Notification to and Determination of Access Persons

Each current officer, director or employee of the Adviser will be notified of their status as an Access Person and their corresponding reporting obligations at the time such person becomes an Access Person.

Each potential new officer, director or employee of the Adviser will be notified of their status as an Access Person before they take their position.

Review of Reports Required by this Code of Ethics

Each report required to be submitted under Section 7 of this Code of Ethics, except for the report submitted by the Compliance Officer, will be promptly reviewed by the Compliance Officer when submitted. Each report required to be submitted by the Compliance Officer under Section 7 of this Code of Ethics will be promptly reviewed by either the Chairman or the President of the Adviser.

All Access Persons shall report any violation or potential violation of this Code of Ethics to the Chairman of the Adviser within five business days of its discovery.

The Compliance Officer will investigate any such violation or potential violation of this Code of Ethics and report to the Chairman of the Adviser with a recommendation of appropriate action to be taken against any individual whom it is determined has violated this Code of Ethics as is necessary to cure the violation and prevent future violations.

The Compliance Officer will keep a written record of all investigations in connection with any Code of Ethics violations including any action taken as a result of the violation.

Recordkeeping Requirements

The following records must be maintained at the principal place of business of the Adviser in the manner and to the extent set out below. These records must be made available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1) A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

A record of any violation of this Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

A copy of each report required to be submitted by Access Persons under Section 8 of this Code of Ethics, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

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A record of all Access Persons, currently or within the past five years, who are or were required to make reports under this Code of Ethics will be established and maintained in an easily accessible place;

A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Access Persons will be established and maintained in an easily accessible place;

A record of all approvals of requests to acquire securities in an Initial Public Offering or Limited Offering, indicating the reasons for such approval, must be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

A copy of each report required to be submitted pursuant to Section 11 of this Code of Ethics must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Reports to the Boards of Directors of Registered Investment Companies

Upon the request of a Client which is a registered investment company, the Compliance Officer will prepare a written report to be furnished to the board of directors of such registered investment company that:

Describes any issues arising under this Code of Ethics since the last report to such board of directors, including, but not limited to, information about material violations of this Code of Ethics and sanctions imposed in response to the material violations; and

Certifies that the Adviser has adopted the procedures in Sections 8 through 10 of this Code of Ethics and this Section 11 which are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

Gifts and Entertainment

Access Persons may not accept gifts, favors, entertainment, special accommodations, or other things of material value from persons providing services to the Adviser or the Fund or any other Advised Investment Vehicle that could influence their decision-making or make them feel beholden to a person or firm. Specifically, Access Persons may not accept any gift or other thing, including cash, from any person or entity that does business with or on behalf of the Adviser, or any Advised Investment Vehicle, nor may Access Persons give any such gift to a person or entity that does business with or on behalf of the Adviser or any Advised Investment Vehicle.

Notwithstanding the foregoing, it is not the intent of this Code of Ethics to prohibit accepting dinner or lunch invitations or invitations to conferences where an Access Person believes that accepting such an invitation is in the best interest of an Advised Investment Vehicle because it will permit the Access Person to engage in business and informational conversations that enhance the Access Person’s understanding of an industry or business environment of the investments or potential investments of an Advised Investment Vehicle. Any acceptance of a permissible invitation must receive prior approval from the Chief Compliance Officer.

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In addition, it is not the intent of the Code to rule out acceptance of typical holiday gifts, such as wine or chocolates, sent to the Adviser and that are shared by all of the Adviser’s personnel, or, for example, buffet lunches that a service provider or potential service provider provides for all of the Adviser’s personnel when visiting the Adviser.

See Gifts and Entertainment attached to the Sound Shore Management, Inc. Compliance Manual (with respect to Private Clients) as Exhibit L

Sanctions

Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, monetary sanctions, a letter of censure, or suspension or termination of the employment of the violator.

Distribution of the Code

The Compliance Officer shall provide to each Access Person a copy of this Code of Ethics and obtain an acknowledgement from such person of receipt thereof. Amendments to this Code of Ethics shall in similar fashion be provided to each Access Person, who shall acknowledge receipt thereof.

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